Exhibit 10

PLAN OF EXCHANGE
BY WHICH
CAPITAL RESOURCE FUNDING, INC.
(a North Carolina corporation)
SHALL ACQUIRE
DA LIAN XIN YANG HIGH-TECH
DEVELOPMENT CO. LTD.
(a corporation organized under the laws of the Peoples’ republic of China)

I. RECITALS	1

1. The Parties to this Agreement:	1
(1.1) Capital Resource Funding, Inc.	1
(1.2) Da Lian Xin Yang High-tech Development Co. Ltd.	1
(1.3) David Koran	1
2. Capital of the Parties:	1
(2.1) The Capital of CFRU	1
(2.2) The Capital of Da Lian Xin Yang High-tech Development Co. Ltd. 1

3. Transaction Descriptive Summary:	1

4. SEC compliance.	2

5. North Carolina compliance.	2

6. Audited Financial Statements.	2

II. PLAN OF EXCHANGE	3

1. Conditions Precedent to Closing.	7
(1.1) Shareholder Approval.	7
(1.2) Board of Directors.	7
(1.3) Due Diligence Investigation.	7
(1.4) The rights of dissenting shareholders,	7
(1.5) All of the terms, covenants and conditions	7
(1.6) The representations and warranties	7
(1.7) Certification of David Koran...…	8
(1.8) Absence of CRFU Liabilities, Corporate Name Rights and Transaction Fees	9
(1.9) Delivery of Audited Financial Statements	9

2. Conditions Concurrent and Subsequent to Closing.	9
(2.1) Delivery of Registered Capital of Sun Group.	9
(2.2) Acquisition Share Issuance and Purchase of Common Stock and Option to Subscribe and Purchase New Shares	9
(2.3) Resignation of David Koran and Appointment of Sun Group Nominee	10

3. Plan of Exchange	10
(3.1) Exchange and Reorganization:	10
(3.2) Delivery of Common Stock and Grant of Option:	10
(3.3) Issuance of Common Stock:	10
(3.4) Closing/Effective Date:	10
(3.5) Surviving Corporations	10
(3.6) Rights of Dissenting Shareholders:	10
(3.7) Service of Process and Address:	10
(3.8) Surviving Articles of Incorporation:	11
(3.9) Surviving By-Laws:	11
(3.10) Further Assurance, Good Faith and Fair Dealing:	11
(3.11) General Mutual Representations and Warranties.	11
(3.11.1) Organization and Qualification.	11
(3.11.2) Corporate Authority.	11
(3.11.3) Ownership of Assets and Property.	11
(3.11.4) Absence of Certain Changes or Events.	11
(3.11.5) Absence of Undisclosed Liabilities.	13
(3.11.6) Legal Compliance.	13
(3.11.7) Legal Proceedings.	13
(3.11.8) No Breach of Other Agreements.	13
(3.11.9) Capital Stock.	13
(3.11.10) SEC Reports, Liabilities and Taxes	13
(3.11.11) Brokers' or Finder's Fees.	14
(3.11) Miscellaneous Provisions	14
(3.11.1)	14
(3.11.2)	14
(3.11.3)	15
(3.11.4)	15
(3.11.5)	15
(3.11.6)	15

4. Termination.	15

5. Closing	15

6. Merger Clause

Signatures	17

PLAN OF EXCHANGE
BY WHICH
CAPITAL RESOURCE FUNDING, INC.
(a North Carolina corporation)
SHALL ACQUIRE
DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO. LTD.
(a corporation organized under the laws of the Peoples' Republic of China)

ADJUSTMENTS: lead This Plan of Exchange (“Agreement” or “Plan of Exchange”) is made and dated as of this 6th day of September, 2006, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. Notwithstanding the foregoing, it is subject to, and shall be interpreted together with the Letter of Intent, dated August 31, 2006 ("LOI"), and the Escrow Agreement, dated August 31, 2006 ("Escrow Agreement"). This Agreement anticipates that extensive due diligence shall have been performed by both parties. As stated in the Letter of Intent, all due diligence shall have been completed by the Parties no later than September 6, 2006.

I. RECITALS

1. The Parties to this Agreement:

(1.1) Capital Resource Funding, Inc. ("CRFU"), 2212 Lantern Way Circle Cornelius, NC 28031 USA, a North Carolina corporation.

(1.2) Da Lian Xin Yang High-tech Development Co. Ltd. ("Sun Group"), 1 Hutan Street, Zhongshan Dist., Da Lian, Peoples’ Republic of China a corporation organized and existing under the laws of the Peoples' Republic of China.

(1.3) David Koran, President, Chief Executive Officer and controlling shareholder of CRFU ("Mr. Koran").

2. The Capital of the Parties:

(2.1) The Capital of CRFU consists of 100,000,000 shares of common voting stock of $.00000005 par value authorized, of which 12,347,971 shares are issued and outstanding, and 100,000,000 shares of preferred stock of $.00000005 par value authorized, of which no shares are issued and outstanding.

(2.2) The Capital of Sun Group consists of RMB 106,000,000 in registered capital (US$1=RMB 8), which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

3. Transaction Descriptive Summary: CRFU and its directors and shareholders have approved the acquisition of Sun Group and the shareholders of Sun Group (“Sun Group Shareholders”) have consented to the acquisition of Sun Group by CRFU, a publicly traded company. CRFU would acquire a 70% interest (RMB 74,200,000) in Sun Group in exchange for the issuance of 30,000,000 new shares of CRFU to Sun Group Shareholders. CRFU will also grant to Sun Group a two (2) year non-transferable option to subscribe for and purchase 10,000,000 new shares of CRFU stock in exchange for RMB 31,800,000. In addition, Sun Group and/or the Sun Group Shareholders will acquire 9,500,000 freely transferable common shares of CRFU from Mr. Koran for a payment by Sun Group and/or the Sun Group Shareholders of an amount equal to $600,000, less related expenses. The distributions of payments will be made by Sun Group to CRFU and Mr. Koran in accordance with the Escrow Agreement. The above purchase and issuance will give Sun Group a 'controlling interest' in CRFU representing approximately 94% of the issued and outstanding shares. The transaction will not immediately close but shall be conditioned upon (1) the delivery into escrow of the 9,500,000 shares from Mr. Koran, (2) the delivery into escrow of the 30,000,000 shares for the benefit of Sun Group Shareholders, (3) grant to Sun Group of the two (2) year option for the subscription and purchase of the additional 10,000,000 new shares for RMB 31,800,000 (4) the absence of material liabilities in CRFU as defined by the Generally Accepted Accounting Principles, and (5) the delivery into escrow the copies of restricted and non-transferable stock certificates pursuant to the lock-up agreement, including 250,000 shares belonging to Mr. Koran, 200,000 shares belonging to Laura Koran and 200,000 shares belonging to Richard Koran, prior to Closing. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

4. SEC compliance. CRFU shall cause the filing with the Commission of a Current Report on Form 8-K, within four business days of the date hereof, reporting the execution of this Agreement, and, after the closing, the filing and mailing to its shareholders of an Information Statement on Schedule 14F-1 pursuant to Rule 14f-1 under the Securities Exchange Act of 1934, as amended, which is required to be filed and mailed ten days before a change in the majority of the Board of Directors of CRFU other than at a shareholders’ meeting. The parties contemplate that any change in the majority of the Board of Directors will occur after the closing.

5. North Carolina compliance. Articles of Exchange are required to be filed by North Carolina law as the last act to make the acquisition final and effective under North Carolina law.

6. Audited Financial Statements. Certain filings under the Securities Exchange Act of 1934, such as a Current Report on Form 8-K, require audited financial statements of Sun Group to be filed with the SEC within 71 days of the initial Form 8-K filing with respect to this transaction. In connection with CRFU’s filing of a Current Report on Form 8-K/A within 71 days after the closing, as it relates to this transaction, audited financial statements of Sun Group will be filed with the SEC in accordance with Form 8-K. Sun Group has agreed to provide audited financial statements prepared in conformity with U.S. GAAP to CRFU within 71 days upon signing this Plan of Exchange.

The Remainder of this Page is Intentionally left Blank

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholder Approval. Each corporate party shall have secured shareholder approval for this transaction, if required, in accordance with the laws of its place of incorporation and its constituent documents.

(1.2) Board of Directors. The Boards of Directors of each corporate party shall have approved the transaction and this Agreement, in accordance with the laws of its place of incorporation and its constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on September 6, 2006. The Closing Date shall be three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied or will be satisfied within a reasonable time and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.

(1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;

(1.6) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer, dated the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other. In addition, it shall be a condition precedent to Sun Group’s obligation to consummate the closing that a certificate of good standing on CRFU shall have been delivered to it from the Secretary of State of North Carolina.

(1.7)
Certification of Mr. Koran and CRFU. It shall be a condition precedent to the obligation of Sun Group and the Sun Group Shareholders to consummate the transactions contemplated herein that a certification of Mr. Koran, signed in his individual capacity, and substantially similar to the following form be delivered to Sun Group on the date of execution:

(i)
CRFU is a corporation duly organized and validly existing under the laws of the State of North Carolina and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business.

(ii)	The authorized capitalization and the number of issued and outstanding capital shares of CRFU are accurately and completely set forth in the Plan of Exchange.
(iii)
The issued and outstanding shares of CRFU (including 30,000,000 new investment shares of Common Stock of CRFU to be issued to the Sun Group Shareholders pursuant to Regulation S) have been duly authorized and validly issued and are fully paid and non-assessable.

(iv)
Mr. Koran has the full right, power and authority to sell, transfer and deliver the 9,500,000 shares of Common Stock of CRFU to the Sun Group Shareholders for the total purchase price of $600,000, and CRFU has the full right, power and authority to sell, transfer and deliver the 30,000,000 new investment shares of Common Stock of CRFU to the Sun Group Shareholders, and, upon delivery of the certificates representing such shares as contemplated in the Plan of Exchange, will transfer to the Sun Group Shareholders good, valid and marketable title thereto, free and clear of all liens.

(v)
CRFU has taken all steps in connection with the Plan of Exchange and the issuance of the 30,000,000 new investment shares of Common Stock of CRFU to the Sun Group Shareholders pursuant to Regulation S, which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as well as the rules and regulations promulgated pursuant thereto.

(vi)	Mr. Koran and CRFU has granted to Sun Group the two (2) year option for the subscription and purchase of 10,000,000 new shares of CRFU stock at the price of RMB 31,800,000.
(vii)	CRFU has no material liabilities as such term are defined by U.S. Generally Accepted Accounting Principles.
(vii)
CRFU and Mr. Koran confirm that Mr. Koran shall retain 500,000 shares of CRFU as an investment, of which 250,000 shall be restricted and non-transferable pursuant to the lock-up agreement, for twelve months after the Closing. In addition, Laura Koran and Richard Koran also agree, pursuant to the lock-up agreement, that their 200,000 restricted and non-transferable shares of CRFU, respectively, shall be locked-up and non-transferable for a period of twelve months after Closing.

(1.8) Absence of CRFU Liabilities, Corporate Name Rights and Transaction Fees. CRFU shall have no material liabilities as such term is defined by U.S. Generally Accepted Accounting Principles and counsel to CRFU shall deliver to Sun Group a comfort letter with respect to the absence of said liabilities prior to closing. Pursuant to the LOI, Mr. Koran will retain the right to future use of Capital Resource Funding, Inc. only if the new management changes CRFU's corporate name. All expenses to prepare and file documents connected to the Plan of Exchange will be paid by Sun Group. The quarterly accounting review fees will also be paid by Sun Group after Closing.

(1.9) Delivery of Audited Financial Statements. Sun Group shall have delivered to CRFU audited financial statements and an audit report thereon for the year ended December 31, 2005 and unaudited financial statements for the quarter ended August 31, 2006, any required audits shall be prepared by a PCAOB member audit firm in accordance with U.S. GAAP at Sun Group’s expense.

2. Conditions Concurrent and Subsequent to Closing.

(2.1) Delivery of Registered Capital of Sun Group. Immediately upon or within 30 days from the date of this Agreement, CRFU shall acquire 70% of the beneficial interest of Da Lian Xin Yang High-tech Development Co. Ltd.

(2.2) Acquisition Share Issuance and Purchase of Common Stock and Option to Subscribe and Purchase New Shares. Immediately upon the Closing, Mr. Koran shall deliver his 9,500,000 shares of Common Stock of CRFU to the Sun Group Shareholders in exchange for total payments of $600,000 in cash, less related expenses. In addition, CRFU shall issue 30,000,000 new investment shares of Common Stock of CRFU to the Sun Group Shareholders in exchange for a 70% interest in Sun Group, and, as a result, the then outstanding shares shall be as follows:

CRFU Shares Issued and Outstanding	12,347,971
Of which, shares purchased from Mr. Koran	9,500,000
Acquisition Share Issuance	30,000,000
Resulting Total	42,347,971
Of which, shares controlled by Sun Group	39,500,000

CRFU shall grant to Sun Group a two (2) year non-transferable option to subscribe for and purchase 10,000,000 new shares of CRFU stock in exchange for RMB 31,800,000.

 (2.3) Resignation of David Koran and Appointment of Sun Group Nominee. On or immediately after the Closing, Koran shall resign from the positions of director and officer of CRFU and a nominee of Sun Group shall be appointed to the Board of Directors of CRFU to fill the vacancy created by Koran's resignation. Said appointment will occur within 10 days of the closing after proper notice has been given pursuant to Rule 14f-1 under the Securities Exchange Act of 1934, as amended. Upon resignation, Koran shall deliver to Greentree Financial Group, Inc. a signed letter regarding and confirming his resignation to the positions of director and officer of CRFU.

3. Plan of Exchange

(3.1) Exchange and Reorganization: CRFU and Sun Group shall be hereby reorganized, such that CRFU shall acquire a 70% interest in Sun Group, and Sun Group shall become a 70% owned subsidiary of CRFU.

(3.2) Delivery of Common Stock and Grant of Option: Upon signing this Plan of Exchange, Mr. Koran shall deliver the 9,500,000 shares of Common Stock of CRFU to or for the Sun Group Shareholders. In addition, Mr. Koran and CRFU shall granted to Sun Group a two (2) year option for the subscription and purchase of 10,000,000 new shares of CRFU stock at the price of RMB 31,800,000.

(3.3) Issuance of Common Stock: Within 60 days upon the effective date of the Plan, CRFU shall issue 30,000,000 new investment shares of Common Stock of CRFU to or for the Sun Group Shareholders.

(3.4) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Securities Exchange Act of 1934, and the filing of Articles of Exchange, if applicable under State Law. Closing shall occur when all conditions of closing have been met or are waived by the parties. The parties anticipate the filing of a Schedule 14F-1 Information Statement at least ten days prior to any change in majority of the Board of Directors of CRFU. The Parties expect to make such filing after the Closing.

(3.5) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.6) Rights of Dissenting Shareholders: Each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.7) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition. The address of CRFU is 2212 Lantern Way Circle Cornelius, NC 28031 USA. The address of Sun Group is 1 Hutan Street, Zhongshan Dist., Da Lian, Peoples’ Republic of China.

(3.8) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

(3.9) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.10) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.11) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided, and they speak and shall be true immediately before Closing.

(3.11.1) Organization and Qualification. Each Corporation is duly organized and in good standing (where applicable as a matter of law), and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.
(3.11.2) Corporate Authority. Each Corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.
(3.11.3) Ownership of Assets and Property. Each Corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

(3.11.4) Absence of Certain Changes or Events. Each Corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

 (3.11.4-a) The business of each Corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

(3.11.4-b) Except as set forth in this Plan of Exchange, neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not comply with any clause or condition set forth in this Plan of Exchange, LOI or Escrow Agreement;

 (3.11.4-c) Except for the issuance of shares set forth in this Plan of Exchange, neither Corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

 (3.11.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

 (3.11.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

 (3.11.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.11.5) Absence of Undisclosed Liabilities. Each Corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.
(3.11.6) Legal Compliance. Each Corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.
(3.11.7) Legal Proceedings. Each Corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.
(3.11.8) No Breach of Other Agreements. This Agreement, and the faithful performance of this Agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.
(3.11.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each Corporation is as detailed herein, that all such shares and options are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such Corporation.
       (3.11.10) SEC Reports, Liabilities and Taxes.(i) CRFU has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of its registration under the Securities Act of 1933, as amended (collectively, including all exhibits thereto, the "CRFU SEC Reports"). None of the CRFU SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading. All of the CRFU SEC Reports, as of their respective dates (and as of the date of any amendment to the respective CRFU SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the CRFU SEC Reports filed prior to the date hereof, CRFU has not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of CRFU or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, in the aggregate, reasonably be expected to have a material adverse effect on CRFU.

(iii) Except as disclosed in the CRFU SEC Reports filed prior to the date hereof, CRFU (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects; (ii) have paid all taxes that are shown as due and payable on such filed tax returns or that CRFU is obligated to pay without the filing of a tax return; (iii) have paid all other assessments received to date in respect of taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in CRFU’s financial statements; (iv) have withheld from amounts owing to any employee, creditor or other person all taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; and (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise tax assessment or deficiency.
(3.11. 11) Brokers' or Finder's Fees. Each Corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.12) Miscellaneous Provisions

(3.12.1) . Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other. In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.
(3.12.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.
(3.12.3) The Parties to this Agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.
(3.12.4) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.
(3.12.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.
(3.12.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this Agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

4. Termination. The Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 60 days from the date of this Agreement, (iv) if payments scheduled in the Escrow Agreement are not received when due or (v) by either party in the event that a condition of closing is not met by September 6, 2006. In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5.  Closing. The parties hereto contemplate that the closing of this Plan of Exchange shall occur no more than three days after all of the conditions precedent have been met or waived. The closing deliveries will be made pursuant to this Agreement and the LOI and the Escrow Agreement. Upon signing this Plan of Exchange, the certificate of the 9,500,000 shares of Common Stock of CRFU from Mr. Koran will be delivered (along with the Option to subscribe and purchase 10,000,000 shares) to Sun Group for distribution to the Sun Group Shareholders and Mr. Koran shall be paid by Sun Group and/or the Sun Group Shareholders an amount aggregately equal to $600,000, less related expenses. In addition, within 60 days of signing the Plan of Exchange, CRFU shall issue 30,000,000 new investment shares of Common Stock of CRFU pursuant to Regulation S under the Securities Act of 1933, as amended, to the Sun Group shareholders for a 70% interest in Sun Group. The parties acknowledge that the Escrow Agreement has a default provision that governs the rights of the parties in the event that certain performances are not made on a timely basis and they expressly accept the terms thereof.

6. Merger Clause. This Plan of Exchange, together with the LOI and Escrow Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such documents supercede all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superceded, merged and rendered null and void.

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The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

CAPITAL RESOURCE FUNDING, INC. ("CRFU")     DAVID KORAN

By: ___________________________                                 ________________________
Name: David Koran,                                                              (Individually)
Title: Chief Executive Officer                               Majority Shareholder
                                                                                             / Selling Shareholder

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO. LTD. ("SUN GROUP")

By: ___________________________
Name: Wang, Bin
Title: President